EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                       September 13, 2004
-------------------------------------------------------------------------------

Contact:     Ray Adams
             Chief Financial Officer
             (503) 240 -5223


           OREGON STEEL MILLS ANNOUNCES FINAL SETTLEMENT OF LABOR DISPUTE AGREEMENT AND FILING OF S-3 REGISTRATION STATEMENT


HIGHLIGHTS:

[BULLET]        COMPANY FINALIZES LABOR DISPUTE SETTLEMENT
[BULLET]        COMPANY FILES REGISTRATION STATEMENT TO ISSUE NEW SHARES

Portland, Oregon, September 13, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today announced the Company finalized the settlement of the labor dispute ("Settlement") at its majority-owned CF&I Steel L.P. d.b.a. Rocky Mountain Steel Mills ("RMSM"). The Settlement ends a labor dispute that has been ongoing for more than six years between RMSM and the United Steelworkers of America ("Union") and implements new five-year collective bargaining agreements.

The Settlement was conditioned on, among other things, (1) its approval by stockholders of New CF&I, Inc. ("New CF&I), a majority-owned subsidiary of the Company and the general partner of RMSM, (2) ratification of new collective bargaining agreements between RMSM and the Union, (3) approval of the Settlement by the National Labor Relations Board ("NLRB") and the dismissal of cases pending before the NLRB related to the labor dispute, and (4) various pending legal actions between the Company, New CF&I and RMSM and the Union being dismissed. The Settlement resulted in the dismissal of all court actions between the Company and the Union and the NLRB's issuance of an Order Withdrawing Complaints and Conditionally Approving Withdrawals of Charges related to the labor dispute and includes the ratification of new five-year collective bargaining agreements at RMSM. The Settlement called for the establishment of a trust and on September 10, 2004, the Rocky Mountain Steel Mills - United Steelworkers of America Back Pay Trust ("Trust") was established. As part of the tentative settlement, the Company, on behalf of RMSM, had originally planned to issue four million shares of Company common stock to the Trust. On September 10, 2004, the parties agreed instead that the Trust would receive cash in an amount equal to the gross proceeds from the sale of four million shares of Company common stock in an underwritten stock offering (see below). The Company, after consultation with the Union, will determine the price at which the four million shares of common stock will be sold in the offering. The other terms and conditions of the Settlement have not changed from those disclosed in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004. For additional details of the Settlement please review the Company's Registration Statement on Form S-3 filed today with the Securities and Exchange Commission ("SEC").

As in prior quarters, the Company will continue to adjust the Settlement charges for the change in the price of the Company's common stock through the date of pricing of the offering. In addition, as previously disclosed, the Settlement includes an early retirement option with immediate enhanced pension benefit for certain bargaining unit employees, based on seniority. As employees accept the early retirement benefits, the Company expects to record an additional charge during the remainder of 2004 estimated at approximately $6.8 million related to these benefits. The enhancements to pension and post retirement medical benefits for non-early retirees will be accounted for prospectively on the date at which plan amendments occur pursuant to the new five-year collective bargaining agreements in accordance with SFAS No. 87 and SFAS No. 106.

PROPOSED COMMON STOCK OFFERING

The Company also announced today that it has filed a registration statement on Form S-3 with the U.S. Securities and Exchange Commission relating to a proposed public offering of 7,500,000 shares of its common stock and an additional 1,125,000 shares that may be purchased by the underwriters to cover over-allotments. All of the shares will be issued and sold by the Company.

The Company intends to use the net proceeds from the offering to satisfy the obligation in connection with the Settlement of the labor dispute with the Union noted above, to construct a spiral weld pipe mill at an estimated cost of $35 million, for general corporate purposes and for other uses as more fully described in the registration statement.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold under this registration nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The registration statement and all other SEC filings by the Company are available for review at http://www.sec.gov/. A written prospectus, when available, meeting the requirements of Section 10 of the Securities Act of 1933 may also be obtained from L. Ray Adams, Vice President Finance, Oregon Steel Mills, Inc., 1000 SW Broadway, Suite 2200, Portland, Oregon 97205.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; costs and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.